Exhibit 3.1

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN AVAIALBLE EXEMPTION FROM REGISTRATION.

Principal Amount $_______	Issuance Date: November [*], 2025

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, Tranquil Healthcare, Inc., a Delaware corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of [____________] or registered assigns (the “Holder”), the sum of [___] dollars ($[*]) (“Principal Amount”) together with any interest as set forth herein, on the one (1) year anniversary of the Issuance Date (the “Maturity Date”). This Convertible Promissory Note (”Note”) is being issued pursuant to the Note Purchase Agreement (“NPA”) entered into by and among Holders, Borrower, and certain other purchasers of convertible promissory notes (collectively, the “Pari Passu Notes”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the NPA.

ARTICLE I

REPAYMENT OF NOTE / INTEREST

1.1            Interest Rate. The unpaid Principal Amount of this Note will bear simple interest at the rate of fifteen percent (15%) per annum from the Issuance Date until paid in full or converted into capital stock pursuant to the terms hereof. Upon an Event of Default (as defined below), and while such Event of Default is continuing, this Note will bear simple interest on the unpaid Principal Amount (excluding interest and Bridge Fee) at the rate of the lesser of (i) eighteen percent (18%) per annum or (ii) the highest rate under Delaware Law (“Default Interest”). All interest shall be computed on the basis of a 365-day year. Interest shall commence accruing on the Issuance Date.

1.2            Bridge Fee. This Note shall also contain a bridge fee equal to ten percent (10%) of the Principal Amount regardless of the date of repayment / conversion (the “Bridge Fee”).

1.3            Payments. Subject to Holder’s optional right to convert his Note pursuant to Article II, the Principal Amount, all applicable accrued interest (including any Default Interest) and the Bridge Fee (collectively the “Outstanding Amounts”) which are outstanding, will be due and payable in cash on the Maturity Date, unless required to be repaid sooner under the provisions of this Note. All payments due hereunder (to the extent not converted into Borrower capital stock in accordance with Article II) shall be made in lawful money of the United States of America and to all holders of Pari Passu Notes ratably. All payments shall be made at such address as the Holder provides to Borrower pursuant to the NPA.

1.4            Mandatory Prepayment. Upon Borrower closing on at least $3,000,000 in net proceeds from capital raising transactions (excluding debt instruments) in a transaction or series of transactions with the same terms (a “Qualified Financing”), Borrower will be required to offer to prepay all Outstanding Amounts this Note and the Pari Passu Notes ratably. Upon a Qualified Financing, Borrower must deliver a notice of prepayment to the Holder (and holders of the Pari Passu Notes) pursuant to the notice requirements under the NPA, stating: (1) that the Borrower is prepaying the Note, and (2) the date of prepayment (“Prepayment Date”) which shall be not more than ten (10) days from the date of the completion of the Qualified Financing. On the Prepayment Date, Borrower shall make payment of the Prepayment Amount (as defined below) to Holder (and the holders of the Pari Passu Notes), at an account / address to be confirmed in writing by Holder

1.5            Taxes Liens. This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the Holder thereof.

1.6            Unsecured. This Note is an unsecured obligation of Borrower, but shall rank senior in right of payment to all other unsecured indebtedness of the Borrower and will rank pari passu with any other future debt instrument having similar terms to this Note.

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ARTICLE II

CONVERSION RIGHTS

2.1            Conversion. At any time, the Holder shall have the right to convert all or any part of the Outstanding Amounts into fully paid and non-assessable shares of the Company’s Series A Preferred Stock, when designated (“Preferred Stock”) at a conversion price equal to the price of the Preferred Stock being offered in the Borrower’s anticipated Regulation A offering (the “Conversion Price”). If no Preferred Stock has been designated or authorized by the Company, then the Note may only be repaid in cash and not converted.

2.2            Method of Conversion

(a)             Mechanics of Conversion. As set forth in Section 2.1 hereof, the Outstanding Amounts may be converted by the Borrower by submitting a notice of conversion (“Notice of Conversion”), in the form attached hereto as Exhibit A (by facsimile or e-mail at any time).

(b)             Surrender of Note Upon a Discretionary or Conversion. Upon conversion of the entire Outstanding Amount, the Holder shall be required to physically surrender this Note to the Borrower. The Holder and the Borrower shall maintain records showing the amounts so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon each such conversion to the extent any Outstanding Amounts remain outstanding.

(c)             Delivery of Preferred Stock Upon Conversion. Upon delivery by the Borrower of a Notice of Conversion as provided for in this Section 2.2, the Borrower shall issue and deliver or cause to be issued and delivered to the Holder the Preferred Stock electronically held for the Holder at the Borrower’s transfer agent or its internal company records if no transfer agent has been retained. The Preferred Stock will be issued after receipt of the Notice of Conversion (and, solely in the case of conversion of the entire Outstanding Amount, surrender of this Note). Subject to Section 2.1, upon receipt of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Preferred Stock issuable upon such conversion, the outstanding Principal Amount and the amount of accrued and unpaid interest and Bridge Fee on this Note shall be reduced to reflect such conversion (to the extent not fully converted), and all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Preferred Stock.

2.3            Preferred Stock Restrictions. If this Note is converted, pursuant to this Article II, the Preferred Stock issuable upon conversion of this Note may not be sold or transferred except pursuant to applicable law, the certificate of designation of the Preferred Stock and Articles of Incorporation of Borrower, as amended (when filed and approved by the Wyoming Secretary of State, as applicable).

ARTICLE III

EVENTS OF DEFAULT

3.1        Events of Default. Each of the following will constitute an event of default under this Note (each, an “Event of Default”):

(a)       Failure to Pay the Outstanding Balance. The Borrower fails to pay the principal, interest and any applicable costs and fees when due on this Note, whether on the Maturity Date or upon acceleration and such breach continues for a period of five (5) days after written notice from the Holder.

(b)       Conversion and the Preferred Stock. The Borrower fails to issue the Preferred Stock to the Holder pursuant to a conversion under Article II of this Note or announces or threatens in writing that it will not honor its obligation to do so upon exercise by the Holder of its conversion rights in accordance with the terms of this Note.

(c)       Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note and any collateral documents including but not limited to the NPA and such breach continues for a period of twenty (20) days after written notice thereof to the Borrower from the Holder.

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(d)       Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the NPA), shall be false in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note.

(e)       Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

(f)       Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

(g)       Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

Upon the occurrence and during the continuation of any Event of Default and upon delivery of a written notice of default (a “Notice of Default”) to the Borrower, and after providing a ten (10) business day opportunity to cure said Event of Default, the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the Outstanding Amounts. All such amounts shall immediately become due and payable, together with all costs, including, without limitation, legal fees and expenses, of collection.

ARTICLE IV

MISCELLANEOUS

4.1            Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2            Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, e-mail or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

Tranquil Healthcare, Inc.

18200 Von Karmen, Suite 850

Irvine, CA 92612

Attn: Tyler Ehler

Email: tyler@tranquil.healthcare

If to the Holder: Any notice to the Holder may be given by such means to the Holder at the address provided by the Holder pursuant to the NPA. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth

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4.3            Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower a majority of the outstanding Principal Amount of all Pari Passu Notes, except that no Holder may be treated differently from other Holders pursuant to such amendment or waiver.

4.4            Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended).

4.5            Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

4.6            Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. The prevailing Party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each Party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note, any agreement or any other document delivered in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

*SIGNATURE PAGE TO FOLLOW*

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IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by its duly authorized officer.

Tranquil Holdings, Inc.

By: ______________________________

Tyler Ehler

Chief Executive Officer

Date: [_]

Accepted and Agreed:

HOLDER

[________].

By: ______________________________

Name: _____________

Date: [_]

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EXHIBIT A -- NOTICE OF CONVERSION

(To be sent in at time of conversion only)

The undersigned hereby elects to convert $_________________ of principal, interest, and the Bridge Fee (as defined in the Note) of the Convertible Promissory Note (“Note”) into that number of Series A Preferred Stock to be issued pursuant to the conversion of the Note as set forth below, of Tranquil Holdings, Inc., a Delaware corporation (the “Borrower”) according to the conditions of the Note on the following date: __________________.

The Borrower shall issue the number of shares of Series A Preferred Stock as set forth below with the transfer agent or at a custodian at the choice of the Holder in the name(s) specified immediately below (the “Holder”) or, if additional space is necessary, on an attachment hereto:

HOLDER _______________________________	Phone __________________________________
Address ________________________________	Email __________________________________
_______________________________________	SSN/TIN _______________________________

Signature ____________________________

Date ________________________________

Dollar Amount to be Converted: $___________________

Conversion Price: ________________

Number of shares of Series A Preferred Stock to be issued: ___________

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